EXHIBIT 3.1
                   ARTICLES OF INCORPORATION
                               OF
                  Vista Medical Terrace, Inc.

          I, the undersigned, having associated myself together for the purpose of forming a professional corporation under the General Corporation Laws of the State of Nevada, do hereby certify:
                               I.

           The name of said corporation shall all be Vista Medical Terrace, Inc.

                              II.

          The principal office of the corporation in this state is to be located at 600 E. William Suite 208, Carson City, Carson
City County, Nevada. Max E. Nelson is hereby named as the resident agent of this corporation in charge of its office.

     The corporation may also have one or more offices outside the State of Nevada where the books of the corporation may be kept and meetings of Directors and Stockholders may be held, as may be determined by the Board of Directors.

                              III.

          The corporation may engage in any lawful activity and specifically, but not in limitation thereof, the nature of the business, object and purposes proposed to be transacted, promoted and carried on by the corporation are as follows:

          A. To perform any manner of services for the general public.

          B. To draw, make, accept, endorse, discount, execute, and issue promissory notes, bills of exchange, warrants and other negotiable or transferable instruments.

          C. To issue bonds, debentures, or obligations of this corporation from time to time, and to borrow money for any of the objects or purposes of the corporation, and to secure the same by mortgage, pledge, deed of trust or otherwise.

          D. In general, to carry on any other business in connection with the foregoing, and to exercise all of the powers conferred by the laws of Nevada upon corporations formed under the act herein referred to

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          The foregoing clauses shall be construed both as
objects and powers and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation.

                              IV.

          The amount of the total authorized capital stock of this corporation shall be as follows:

          Common-voting stock (1,000) shares without par value

          The members of the governing board of this corporation shall be styled DIRECTORS, and shall be not fewer than. one (1), nor more than five (5) in number, provided however that the number of Directors may not be fewer than three (3) unless the shares of the corporation are owned beneficially and of record by either one (1) or two (2) stockholders in which case the number of Directors may be fewer than three (3) but not fewer than the number of stockholders. The name and post office address of the first Board of Directors, which shall consist of one (1) member, is as follows:

     Name                          Address
     James L. Strandberg           1325 Air-motive Way
                                   Reno, Nevada 89502

                               V.

          The private property of the stockholders of the corporation shall not be subject to the payment of the debts of said corporation to any extent whatever.

                              VI.

          The capital stock of this corporation after the payment of the subscription price, or the value thereof, shall be nonassessable.

                              VII.

          The Board of Directors shall have the power and authority to increase the amount of total capital stock at any time the existing total capital stock shall have been issued.

                             VIII.

          The name and post office address of the incorporator signing these Articles of Incorporation is as follows:



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     Name                          Address
     James L. Strandberg           1325 Airmotive Way
                                   Reno, Nevada 89502

                              IX.

          This corporation shall have perpetual existence.

                               X.

          The Board of Directors shall have the power and authority to appoint such officers and agents as the affairs of the corporation shall require and to allow them suitable compensation.

                              XI.

          The Board of Directors shall have the power and authority to make and alter or amend the By-Laws, to fix the amount in cash, or otherwise, to be reserved as working capital, and to authorize and to cause to be executed mortgages and liens upon the property and franchises of this corporation.

                              XII.

          The Board of Directors shall have the power and authority, with the consent in writing and pursuant to the vote of the holders of fifty-one percent (51%) of the common-voting capital stock issued and outstanding, to sell, assign, transfer, or otherwise dispose of the whole property and business of this corporation, but not otherwise.

                             XIII.

          The Board of Directors shall from time to time determine whether and to what extent, and at what time and places, and under what conditions and regulations the accounts and books of this corporation, or any of them, shall be opened to the inspection of the stockholders, and not stockholder shall have the right to inspect any account or book or document of this corporation, except as conferred by the Statutes of the State of Nevada, or authorized by the Board of Directors, or by Resolution of the stockholders.

                              XIV.

          The stockholders and directors shall have power to hold their meetings, and to keep the books, documents and papers of this corporation outside the State of Nevada, and at such places as may be from time to time designated by the By-Laws or by Resolution of the stockholders or Directors, except as otherwise required by the laws of the State of Nevada.

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IN WITNESS WHEREOF, I have hereunto subscribed my name this 26th day of March, 1990.


/s/ James L. Strandberg
    James L. Strandberg




State Of Nevada          )
                         )ss.
County of Carson City    )

On this 26th day of March, 1990 before me, a notary public, personally appeared James L. Strandberg who acknowledged. to me that he executed the foregoing Articles of Incorporation.


/s/ Judy Ward
   Notary Public